Fox Copy.

8 NOVEMBER 2007

Farm-Out Agreement relating to United Kingdom Production Licence P.1455 (Block 211/17 South)

Valiant North Sea Limited (1)
Petrofac Energy Developments Limited (2) and
Fox Energy Exploration Ltd (3)

CONTENTS

DATED 08/11/2007

PARTIES

(1) **VALIANT NORTH SEA LIMITED**, incorporated in England and Wales (company number 2548026) and having its registered office at 8th Floor, Albion House, Chertsey Road, Working, Surrey GU21 6BD (**Valiant**);

(2) **PETROFAC ENERGY DEVELOPMENTS LIMITED**, incorporated in England and Wales (company number 3351775) and having its registered office at 4th Floor, 117 Jermyn Street, London SW1Y 6HH (**Petrofac**);

Valiant and Petrofac together the **Licensees**; and

(3) **FOX ENERGY EXPLORATION LTD** incorporated in England and Wales (company number 06251095) and having its registered office at 64 Knightsbridge, London, SW1X 7JF (**Farminee**);

each being referred to individually as a **Party** and collectively as the **Parties** which in each case shall include their lawful successors and permitted assigns.

BACKGROUND

(A) The Licensees are the licensees of the Licence and together hold a one hundred percent (100%) undivided interest in Block 211/17.

(B) Petrofac is the operator of Block 211/17.

(C) Subject to the consent of the Secretary, the Parties wish to split the Licence area into two parts namely Block 211/17 South Area and 211/17 North Area.

(D) In order to farm-in to the Licence, Farminee has agreed to pay certain costs relating, inter alia, to the drilling of the Well in Block 211/17 South Area, on and subject to the terms and conditions of this Agreement.

(E) The Licensees have agreed to assign the Farm-In Interests to Farminee on and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein expressed the Parties agree as follows:

1 **Definitions and interpretation**

1.1 In this Agreement, the following terms shall bear the meanings respectively set opposite them:

211/17 North Area	the area within Block 211/17 north of latitude 61 degrees, 25 minutes as shown on the map annexed hereto as Schedule 3.
211/17 South Area	the area within Block 211/17 south of latitude 61 degrees, 25 minutes as shown on the map annexed hereto as Schedule 3.
7" Liner and Testing	the 7" liner required for testing of the Well and activities constituting testing of the Well.
Affiliate	in relation to any Party, any company which is a Subsidiary of such Party or a company of which such Party is a Subsidiary or a company which is another Subsidiary of a company of which such Party is a Subsidiary and Subsidiary shall have the meaning ascribed to "subsidiary" in Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989.
Agreement	this Agreement including the Schedules.
Assignment Documents	the documents listed in Schedule 1 to be executed substantially in the form of the drafts included in Schedule 1.

Block	a licence block on the United Kingdom Continental Shelf as shown on the reference map at the principal office of the Department of Business, Enterprise and Regulatory Reform in London.
Business Day	a day, other than a Saturday or Sunday or public bank holiday, on which banks are or, as the context may require, were generally open for normal business in London.
Completion	the fulfilment by the Parties of their respective obligations pursuant to Clause 4.1.
Completion Venue	the offices of Valiant or such other location as the Parties may agree.
Conditions Precedent	shall have the meaning ascribed thereto in Clause 3.1.
Effective Date	the date of this Agreement.
Farm-In Costs	eighty-nine percent (89%) of the Well Costs payable by Farminee as specified in Clause 6.1.
Farm-In Depth	shall have the meaning ascribed thereto in Clause 5.5.
Farm-In Interests	the Petrofac Farm-In Interest and the Valiant Farm-In Interest.
Farm-In Interest Information	shall have the meaning ascribed thereto in Clause 2.5.
Farm-In Work	the preparation for and drilling of the Well to the Farm-In Depth in accordance with Clause 5 and the terms of this Agreement and the payment by the Farminee of the Farm-In Costs and all other costs and expense payable by the Farminee pursuant to this Agreement.
Joint Account	shall have the same meaning as defined in the Joint Operating Agreement.
Joint Operating Agreement	the joint operating agreement with an effective date of 1 April 2007 which is attached in Schedule 2 in respect of Block 211/17 and which shall, at Completion, be amended to apply separately to Block 211/17 South Area and Block 211/17 North Area.
Joint Operating Committee	shall have the same meaning as defined in the Joint Operating Agreement.
Joint Operation	shall have the same meaning as defined in the Joint Operating Agreement.
Joint Property	shall have the same meaning as defined in the Joint Operating Agreement.
Licence	U.K. Seaward Production Licence P.1455 granted with effect from 1 April 2007 by the Secretary pursuant to Petroleum Act 1998 to the Licensees in respect of Block 211/17.

Licence Costs	all costs and expense being Joint Account expenditure in relation to the 211/17 South Area not comprising the Well Costs or costs and expense in relation to the 7" Liner and Testing and for which purpose any costs and expense comprising Licence fees shall be apportioned as to fifty percent (50%) to 211/17 South.
Operator	the party delegated the authorities and appointed to act as operator pursuant to the Joint Operating Agreement, which at the date of this Agreement is Petrofac.
Participants	shall have the same meaning as defined in the Joint Operating Agreement.
Paying Interest	the percentage of the Well Costs and the 7" Liner and Testing to be borne and paid by each Party as set forth in Clause 6.1.
Percentage Interest	shall have the same meaning as defined in the Joint Operating Agreement.
Petrofac Transferred Interest	(a) an undivided legal interest in the Licence; and (b) twenty six percent (26%) Percentage Interest in the 211/17 South Area and all Farm-In Interest Information relating thereto.
Pounds Sterling or **£**	the lawful currency of the United Kingdom.
Secretary	the Secretary of State for Business, Enterprise and Regulatory Reform.
Valiant Transferred Interests	(a) an undivided legal interest in the Licence; and (b) twenty percent (20%) Percentage Interest in the 211/17 South Area and all Farm-In Interest Information relating thereto.
Well	the exploration well to be drilled to the Farm-In Depth under this Agreement on the prospect known as [Name to be discussed] in Block 211/17 South Area in the Brent formation and, except where the context otherwise requires, shall be deemed to include any substitute well as provided for in this Agreement.
Well Costs	shall have the meaning ascribed thereto in Clause 6.5.
Well Operator	the Party which is not the Operator delegated to carry out the planning, executing and supervision of the Well and which shall be, subject to the Secretary's consent, Farminee.

1.2 All references to Clauses, Recitals and the Schedules are, unless otherwise expressly stated, references to clauses of, recitals to and schedules to this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in constructing this Agreement.

1.4 Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa, reference to any gender shall include all genders and references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.

1.5 In the event of conflict between the main body of this Agreement and any of the Schedules, the former shall prevail.

1.6 References in this Agreement to any other agreement shall be construed and have effect as a reference to the same as it may have been supplemented, novated and/or amended from time to time.

1.7 In this Agreement the word "including" shall be construed without limitation.

1.8 Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

2 Assignment of Farm-In Interests

2.1 Subject to the terms and conditions of this Agreement:

2.1.1 Valiant will assign the Valiant Farm-In Interest to Farminee in consideration of Farminee's payment of the Well Costs and its performance of the Farm-In Work in accordance with this Agreement; and

2.1.2 Petrofac will assign the Petrofac Farm-In Interest to Farminee in consideration of Farminee's payment of the Well Costs and its performance of the Farm-In Work in accordance with this Agreement.

2.2 Following signing of this Agreement, the Licensees shall promptly request all the necessary approvals, consents and waivers, including, without prejudice to the generality of the foregoing, those of the Secretary, to:

2.2.1 splitting the Licence area into two parts namely the 211/17 South Area and the 211/17 North Area;

2.2.2 the delegation of authorities and appointment of Farminee to act as Well Operator in relation to the Well; and

2.2.3 the assignment to Farminee of the Farm-In Interests.

2.3 Provided that the consents and approvals referred to in Clauses 2.2.1 and 2.2.3 shall be requested in principle only at the time of signing this Agreement and in full after completion of the Farm In Work. The assignment of the Farm-In Interests will be effected following completion of the Farm-In Work by execution of the Assignment Documents. As between the Parties, the effective date of the assignment will be the Effective Date.

2.4 Farminee shall, pending Completion, hold in confidence all information furnished to Farminee by the Licensees in connection with the transactions contemplated by this Agreement as well as all information concerning the Farm-In Interests contained in any analyses, compilations, studies or other documents prepared during such period by or on behalf of the Licensees (collectively the **Farm-In Interest Information**).

2.5 Farminee shall not, pending Completion, without the prior written consent of the Licensees, release or disclose any Farm-In Interest Information to any other person, provided that Farminee may, without such approval, disclose any such information to such of those persons as are referred to in Clauses 10.1.1 to 10.1.6 solely in accordance with the provisions thereof.

3 Conditions Precedent

3.1 Clauses 2.1, 2.3 and 4.1 to 4.4 (inclusive) of this Agreement and the rights and obligations of the Parties there under are subject to, and conditional upon, satisfaction of the following conditions precedent (the **Conditions Precedent** and each a **Condition Precedent**):

3.1.1 the consent and approval of the Secretary to splitting the Licence area into two parts namely the 211/17 South Area and the 211/17 North Area;

3.1.2 the consent of the Secretary to the assignment of the Farm-In Interests by Valiant and Petrofac to Farminee;

3.1.3 the completion by the Farminee of the Farm-In Work including without limitation the payment by Farminee of its Paying Interest share of the Well Costs in accordance with this Agreement.

3.2 The Condition Precedent set forth in Clause 3.1.1 may not be waived without the written consent of all Parties and provided that the Percentage Interest of the Parties can be separately recognised within the Joint Operating Agreement separately in relation to Block 211/17 North and 211/17 South pending the Secretary's said consent and approval. The Licensees may, at their sole option, waive the Conditions Precedent set forth in Clause 3.1.3.

3.3 If the Conditions Precedent have not been satisfied on or before the date falling sixty (60) days following Farminee's completion of the Farm-In Work, or by such later date as the Parties may agree in writing, this Agreement shall terminate at 23:59 hours on such sixtieth (60th) day (or at 23:59 hours on such other later date as the Parties may agree in writing).

3.4 If this Agreement shall terminate pursuant to Clause 3.3:

3.4.1 subject to the following provisions of this Clause 3.4, the Parties shall be released from the future performance of their obligations under this Agreement;

3.4.2 termination will not affect any right which any Party may have in respect of any breach of this Agreement (including any right to damages any Party might have in respect of any breach of this Agreement giving rise to the termination);

3.4.3 there shall be no reimbursement of any Farm-In Costs paid prior to the date of termination;

3.4.4 this Clause 3.4 and Clauses 11, 17, 18 and 19 of this Agreement shall remain in effect; and

3.4.5 Farminee shall forthwith upon request of Valiant and Petrofac deliver to Valiant and Petrofac all Farm-In Interest Information and Farminee shall not retain any copies thereof.

4 Completion

4.1 Completion of the assignment and transfer of the Farm-In Interests shall take place, subject to satisfaction or waiver of the Condition Precedents, at the Completion Venue as soon as practicable (and in any event within thirty (30) days) following the completion by the Farminee of the Farm-In Work when the following shall take place in the following order:

4.1.1 Valiant shall deliver to Farminee:

(a) copies of the consents and approvals of the Secretary referred to in Clause 3.1.1;

(b) the Assignment Documents duly executed by Valiant; and

(c) a copy, certified as a true copy, of the Power of Attorney or written resolutions of the Board of Directors of Valiant or a copy, certified as a true copy, of the Board Minutes of the Board of Directors of Valiant (or extracts thereof) authorising the execution of the applicable Assignment Documents on behalf of Valiant.

4.1.2 Petrofac shall deliver to Farminee:

(a) the Assignment Documents duly executed by Petrofac; and

(b) a copy, certified as a true copy, of the Power of Attorney or written resolutions of the Board of Directors of Petrofac or a copy, certified as a true copy, of the Board Minutes of the Board of Directors of Petrofac (or extracts thereof) authorising the execution of the applicable Assignment Documents on behalf of Petrofac.

4.1.3 Farminee shall:

(a) execute the Assignment Documents and deliver an original copy thereof to each of the Licensees; and

(b) deliver to each of the Licensees a copy, certified as a true copy, of the Power of Attorney or written resolutions of the Board of Directors of Fox Energy Exploration or a copy, certified as a true copy, of the Board Minute of the Board of Directors of Fox Energy Exploration (or extracts thereof) authorising the execution of the Assignment Documents on behalf of Farminee;

4.1.4 Farminee shall make those payments due on Completion as referred to in Clause 6.2.

4.2 Subject to Completion, on and from the Effective Date, the Percentage Interests of the Parties under the Licence and the Joint Operating Agreement shall be owned as follows:

4.2.1 In respect of the 211/17 North Area:

Valiant	50.00%
Petrofac	50.00%
	100.00%

4.2.2 In respect of the 211/17 South Area:

Valiant	30.00% (from 50.00%)
Petrofac	24.00% (from 50.00%)
Farminee	46.00% (from 00.00%)
	100.00%

4.3 Each Party shall, and shall procure that its respective Affiliates shall, execute such other documents and do all such other acts and things as may reasonably be required in order to effect Completion and otherwise carry out the true intent of this Agreement.

5 Farm-In Work

5.1 Petrofac as Operator in liaison with Farminee shall develop and present the Well Programme to the Joint Operating Committee. The Parties agree that pending the Secretary's consent to Farminee's appointment as Well Operator in respect of the Well, the Operator shall act as well operator in relation to all aspects of the Well but the Licensees shall delegate the day to day work in connection with the Well within Block 211/17 South to Farminee.

5.2 Farminee shall arrange for the drilling of the Well, together with all ancillary activities, at a location chosen by the Joint Operating Committee, for the purpose of evaluating the prospect known as [name to be discussed] in the Brent formation.

5.3 Farminee shall, as Well Operator, conduct the Farm-In Work in a proper and workmanlike manner in accordance with this Agreement and the Joint Operating Agreement. In performing the Farm-In Work, the rights, obligations and liabilities of the Parties shall, subject to the terms and conditions of this Agreement, be governed by the terms of the Joint Operating Agreement and, for avoidance of doubt, for the purpose of the liability and indemnity provisions thereunder the Well Operator shall be treated as the Operator as if the Farm-in Work was a Joint Operation.

5.4 The spud date of the Well shall be (subject always to the consent of the Secretary) before 31st December 2008, or such later date as the Parties may agree, provided that Valiant and Petrofac may, agree to extend such date if the delay was due to unavailability of suitable rigs or bad weather, without prejudice to their rights pursuant to Clause 5.8 to terminate if an extension to such date is not agreed.

5.5 The Well shall be drilled to a total vertical depth sub sea of at least 10,200 feet 10,200ft TVDSS) or 100 feet into the Triassic or to such depth as the Secretary shall consider is acceptable in order to satisfy the licence work obligations, whichever is the shallower (the **Farm-In Depth**).

5.6 The Well Costs shall be paid by the Parties on the basis detailed in Clause 6 below.

5.7 If the Well fails to reach the Farm-In Depth, the Farminee may elect, within three (3) months of such failure, to drill a substitute well (which operation shall be deemed to include any sidetrack(s) from the Well), to be commenced within three (3) months of

encountering such failure, and the provisions of this Agreement shall apply mutatis mutandis to such substitute well.

5.8 If, by reason of any breach of the terms of this Agreement or the Joint Operating Agreement by Farminee or for any other reason, the Well is not spudded by the date envisaged in Clause 5.4, or if the Well fails to reach the Farm-In Depth, or any substitute well drilled pursuant to Clause 5.9 fails to reach its applicable target depth, or Farminee fails to pay its Paying Interest share of the Farm-In Costs in full, Valiant and Petrofac shall have the right within thirty (30) days of such failure to give written notice to Farminee terminating this Agreement. Such termination shall be without prejudice to any other rights or remedies available to the Licensees under this Agreement and/or the Joint Operating Agreement, or any other rights or remedies arising under contract, tort or otherwise.

6 Payment obligations

6.1 The Licensees shall bear and pay the Well Costs as follows:

	Percentage Interest	Paying Interest for Well Costs excluding 7" Liner and Testing	Paying Interest for 7" Liner and Testing
Farminee	46.00%	89.00%	46.00%
Valiant	30.00%	11.00%	30.00%
Petrofac	24.00%	00.00%	24.00%

6.2 At Completion, Farminee shall pay its share of the Licence Costs incurred on and after the Effective Date (except to the extent Farminee has already borne and paid the same) to the Licensees in the following percentages:

6.2.1 to Valiant, twenty percent (20%) of the Licence Costs; and

6.2.2 to Petrofac, twenty six percent (26%) of the Licence Costs.

6.3 All Well Costs and other costs shall be calculated, cash-called, invoiced and paid for in accordance with this Agreement and the Joint Operating Agreement.

6.4 The well costs (**Well Costs**) include all of the actual dry hole costs (including any reasonably and properly incurred indirect or overhead costs) incurred in planning and drilling the Well to the Farm-In Depth and evaluating the Well, including site survey, mobilisation and demobilisation of the drilling rig, together with the costs of spudding, drilling, coring, logging, sidetracking, suspending, plugging and abandoning the Well, but shall exclude all costs in respect of:

6.4.1 the cost of the 7" Liner and any completion, tie-in or testing operations; and

6.4.2 any development activities.

6.5 Save as specifically provided in this Agreement and subject to this Clause 6 and to Completion:

6.5.1 The Licensees shall be liable for all costs, charges, expenses, liabilities and obligations in relation to the Farm-In Interests (together **Obligations**) which accrue in or relate to any period before the Effective Date and shall be entitled to all income, receipts, rebates and other benefits in relation to the Farm-In Interests (together **Benefits**) which accrue in or relate to any period before the Effective Date; and

6.5.2 Farminee shall be liable for all Obligations and entitled to all Benefits, which accrue in or relate to the Farm-In Interests for any period on or after the Effective Date.

6.6 Save as specifically provided in this Agreement and subject to this Clause 6 and to Completion:

6.6.1 If any Obligations are incurred by the Licensees in respect of any period on or after the Effective Date, Farminee shall reimburse and indemnify the Licensees in respect thereof;

6.6.2 If any Obligations are incurred by Farminee in respect of any period prior to the Effective Date, the Licensees shall reimburse and indemnify Farminee in respect thereof;

6.6.3 If any Benefits accrue to the Licensees in respect of any period on or after the Effective Date, the Licensees shall account to and reimburse Farminee in respect thereof; and

6.6.4 If any Benefits accrue to Farminee in respect of any period prior to the Effective Date, Farminee shall account to and reimburse the Licensees in respect thereof.

6.7 For the avoidance of doubt, if Farminee fails to pay the amounts due under Clause 6.1 on the due dates then Farminee shall be deemed to be in default under the terms of this Agreement and the Joint Operating Agreement and the Licensees shall be entitled to take appropriate action under the terms of this Agreement and the Joint Operating Agreement.

7 Interim Period

7.1 During the Interim Period, the Licensees shall:

7.1.1 keep Farminee informed of all material matters known or which become known to the Licensees concerning Block 211/17 South; and

7.1.2 as soon as reasonably practicable, provide Farminee with copies of all notices that relate to the Farm-In Interests,

provided that Farminee shall hold such information in accordance with the terms of Clauses 2.4 and 2.5.

7.2 Save as contemplated by this Agreement, or as expressly agreed in writing by Farminee (not to be unreasonably withheld or delayed), the Licensees shall not during the Interim Period:

7.2.1 pledge, charge or encumber any part of the Farm-In Interests; or

7.2.2 enter into any agreement (other than the Joint Operating Agreement) to amend, relinquish or supplement the Licence.

8 Provision & Ownership of Information & Property

8.1 Subject to Completion, the Licensees and Farminee shall jointly own all data and information relating to Block 211/17 South obtained in connection with the Farm-In Work, save in the case where this Agreement is terminated pursuant to Clause 3.3 or 5.8, in which event all such data and information shall be owned solely by the Licensees.

9 Warranties

9.1 Valiant Warranties

9.1.1 Valiant warrants to Farminee that as at the date of this Agreement:

(a) it has all requisite corporate power to execute and perform its obligations under this Agreement and is duly incorporated and validly existing under the laws of England and Wales; and

(b) it has the right to transfer the Valiant Transferred Interests to Farminee hereunder free from all mortgages, charges (whether fixed or floating), pledges, liens and encumbrances or other security or net profit or royalty interest, subject to the terms and conditions hereto.

9.1.2 Valiant warrants to Farminee that, to the best of its knowledge and belief, as at the date of this Agreement:

(a) all returns required by it in respect of the Licence to be made to the Secretary have been made;

(b) it is not involved in, or aware of any threat of, any proceedings, claims or arbitration or other matter which could lead to the Licence being revoked;

(c) that the transfer and assignment of the Valiant Transferred Interests on the terms and conditions set out in this Agreement will not violate any obligations binding on it or its assets or result in any liability to any third party or the creation of any security;

(d) that there has been no material default by it under the Licence which could result in the Licence being revoked; and

(e) all of its rights and interests in, under or deriving from the Licence are in full force and effect and the Licence, insofar as it relates to the Valiant Transferred Interests, is not in the course of being surrendered in whole or in part.

9.2 Petrofac Warranties

9.2.1 Petrofac warrants to Farminee that as at the date of this Agreement:

(a) it has all requisite corporate power to execute and perform its obligations under this Agreement and is duly incorporated and validly existing under the laws of England and Wales; and

(b) it has the right to transfer the Petrofac Transferred Interests to Farminee hereunder free from all mortgages, charges (whether fixed or floating), pledges, liens and encumbrances or other security or net profit or royalty interest, subject to the terms and conditions hereto.

9.2.2 Petrofac warrants to Farminee that, to the best of its knowledge and belief, as at the date of this Agreement:

(a) all returns required by it in respect of the Licence to be made to the Secretary have been made;

(b) it is not involved in, or aware of any threat of, any proceedings, claims or arbitration or other matter which could lead to the Licence being revoked;

(c) that the transfer and assignment the Petrofac Transferred Interests on the terms and conditions set out in this Agreement will not violate any obligations binding on it or its assets or result in any liability to any third party or the creation of any security;

(d) that there has been no material default by it under the Licence which could result in the Licence being revoked; and

(e) all of its rights and interests in, under or deriving from the Licence are in full force and effect and the Licence, insofar as it relates to the Petrofac Transferred Interests, is not in the course of being surrendered in whole or in part.

9.3 Farminee Warranty

9.3.1 Farminee warrants to Valiant and to Petrofac that, as at the date of this Agreement, it has all requisite corporate power to execute and perform its obligations under this Agreement and is duly incorporated and validly existing under the laws of England and Wales.

9.4 If any matter or thing materially inconsistent with any of the warranties becomes known to any Party at or before Completion, the Party who gave the warranty shall be given a reasonable opportunity to remove such material inconsistency. If such matter or thing continues or is likely to continue to be materially inconsistent at Completion, either Farminee (in the case of a warranty given by Valiant or Petrofac) or Valiant or Petrofac (in the case of a warranty given by Farminee) shall not be bound to complete this Agreement and, as its or their sole remedy for such continuing material inconsistency, may rescind this Agreement prior to Completion. In the event of rescission the provisions of Clauses 3.4.5, 10 and 18 shall apply as a separate agreement between the Parties. For the avoidance of doubt, where a material inconsistency remains at Completion in respect of a warranty given by

Valiant but not Petrofac, or Petrofac but not Valiant, the Parties not in default may Complete the assignment and transfer of the relevant Farm-In Interests on the terms of this Agreement.

9.5 No Party shall be entitled to claim that any fact or matter constitutes a breach of the warranties set out in this Clause 9 to the extent that such fact or matter is fairly disclosed in this Agreement or the Joint Operating Agreement or is known to such Party prior to the date hereof.

9.6 No Party shall do any act or thing, or authorise any act or thing to be done over which it has control or which it can otherwise by the exercise of any right or power reasonably prevent from being done, which would prevent any of the warranties referred to in Clauses 9.1, 9.2 and 9.3 from being true and accurate on Completion. If, notwithstanding such efforts, any matter or thing occurs which would be materially inconsistent with any of such warranties prior to or on Completion, Farminee or the Licensees (as the case may be) shall promptly notify the other thereof. If Farminee or the Licensees (as the case may be) fail to so notify the other, that Party shall be regarded as in breach of the warranties given by it.

9.7 Save as and only to the extent set forth in this Clause 9, no Party makes any warranties in respect of any matter or thing and each Party disclaims all liability and responsibility for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to the other (including any representation, warranty, statement, opinion, information or advice made and communicated to any Party by any officer, stockholder, director, employee, agent, consultant, representative or adviser of the other Party or its agents or any of their respective Affiliates) and each Party acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion, or information in entering into or carrying out the transactions contemplated by this Agreement. Further and without limiting the generality of the foregoing, the Licensees make no representation or warranty as to: (i) the amounts (if any), quality or deliverability of reserves of Oil, Natural Gas or other Petroleum attributable to the Interest, (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations, (iii) any forecast of expenditures, budgets or financial projections, (iv) any geological formation, drilling prospect or hydrocarbon reserve or (v) to operations under the Licence and or Joint Operating Agreement.

9.8 Licensees shall not be liable for any claim in relation to any breach of any representation or warranty set out in the case of Valiant, Clause 9.1, and in the case of Petrofac, Clause 9.2, unless they shall have received from Farminee, as soon as practicable after the Farminee becomes aware of the same, written notice containing reasonable details of the relevant claim so far as then known including a provisional estimate of the amount of the claim provided always that such notice is received on or before the day falling six (6) months after the Completion Date. Any claim made shall be deemed to have been withdrawn unless proceedings in respect thereof have been both issued and served on the Seller within six (6) months of the giving of such notice.

9.9 The liability of the Licensees in respect of any breach of the representations and warranties given by it shall be limited as follows:

9.9.1 there shall be disregarded for all purposes any claim in respect of which the amount of damages or amounts to which Farminee would otherwise be entitled is less than fifty thousand Pounds (£50,000);

9.9.2 the Licensees shall have no liability except to the extent that the damages or amounts to which Farminee is entitled in aggregate exceeds two hundred and fifty thousand Pounds (£250,000); and

9.9.3 notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of:

(a) Valiant in respect of all claims for breach of the representations and warranties set forth in Clause 9.1 shall not exceed £1.500,000; and

(b) Petrofac in respect of all claims for breach of the representations and warranties set forth in Clause 9.2 shall not exceed £2,000,000.

9.10 The liability of the Licensees under this Clause 9 and the other provisions of this Agreement shall be several and not joint.

10 Confidentiality and Public Announcements

10.1 The terms of this Agreement and all information or data acquired or received by a Party under or in connection with this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by a Party without the prior written approval of the other Parties provided that any Party may, without such approval, disclose such terms and/or information to:

10.1.1 any Affiliate of such Party;

10.1.2 any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

10.1.3 any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution;

10.1.4 the extent required by any (including that of the United Kingdom and Australia) applicable statute, or the requirements of any recognised stock exchange in compliance with its rules and regulations;

10.1.5 any governmental agency lawfully requesting such information; or

10.1.6 any court of competent jurisdiction acting in pursuance of its powers.

10.2 In the event that this Agreement is terminated pursuant to Clauses 3.3 or 5.8, Farminee shall continue to be bound by the provisions of this Clause 10 for a period of three (3) years from the date of such termination.

10.3 No Party, nor any Affiliate of a Party, shall, without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), issue or make any public announcement or statement regarding this Agreement or any matter the subject of this Agreement, unless it is necessary for such Party or such Affiliate to make such public announcement or statement in order to comply with a statutory obligation, or with the requirements of a competent government agency or other regulatory body, or a recognised stock exchange or securities commission on which such Party or such Affiliate thereof has or is in the process of having its shares listed, in which event a copy of the same shall be furnished to the other Parties prior to publication. Notwithstanding the foregoing, following Completion each Party may without obtaining prior written approval of the other Parties inform third parties solely of the date of Completion and the transfer of the Farm-In Interests to Farminee.

11 Assignment

11.1 This Agreement shall be binding on and endure for the benefit of the permitted successors of the Parties but shall not be assignable by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

12 Books, Accounts and Audit Rights

12.1 Farminee, as Well Operator of the Well shall maintain books and accounts in respect of costs and expenses incurred hereunder in relation to the Well. Such books and accounts shall be retained by Farminee for inspection and audit by the Licensees as hereinafter provided for a period of two (2) years from the date of commencement of the Farm-In Work or for a period of two (2) years from the date of termination of this Agreement (whichever is the earlier).

12.2 The Licensees or their nominee(s) shall have the right to inspect and audit the books and accounts referred to in Clause 12.1 during normal business hours and upon twenty four (24) hours notice. Farminee shall render such assistance to facilitate a prompt and efficient inspection and audit as aforesaid, as may be reasonably requested by the Licensees or their nominee(s).

12.3 In the event that any such inspection and audit shall disclose any error in relation to the costs and expenses arising hereunder the Parties shall meet at the earliest practicable date and seek in good faith to agree the extent of such error and any

adjustment necessary to correct the same and any such resulting adjustment shall be made as soon as reasonably practicable.

13 **Taxation**

13.1 The Parties confirm that they are registered for VAT in the United Kingdom and that Farminee intends to use the Farm-In Interests if acquired hereunder for its own trade of exploration/exploitation, and that none of them has elected nor will elect to waive exemption under the Value Added Tax Act 1994 Schedule 10, Paragraphs 2-4 in relation to the Farm-In Interests.

13.2 Farminee confirms that it will use the Farm-In Interests as part of its going concern for a sufficient period to comply with the requirements of Article 5 of the Value Added Tax (Special Provisions) Order 1995 (S.I. 1995 No. 1268), so that the assignment of the Farm-In Interests is neither supply of goods nor supply of services for VAT purposes.

13.3 Notwithstanding that the Parties believe that the transaction contemplated is a transaction which is outside the scope of Value Added Tax by virtue of the Value Added Tax (Special Provisions) Order 1995 (S.I. 1995 No. 1268), in the event that any of the Licensees is advised in writing by H.M. Customs and Excise that the transaction is subject to Value Added Tax and if called on to do so by such Licensee, Farminee undertakes to pay said Licensee on presentation of Value Added Tax Invoices, any amounts due by it in respect of Value Added Tax set out in such invoices within thirty (30) days of demand.

14 **Relationship of parties**

14.1 This Agreement is not intended to constitute and shall not be construed so as to constitute any partnership or association.

15 **Notices**

15.1 Any notice pursuant to this Agreement may be given by facsimile or letter to the Party to be served at the address stated in Clause 15.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

15.2 A notice by facsimile shall be deemed to be served twenty-four (24) hours after transmission, a notice sent by post shall be deemed to be served on the second Business Day following posting, and a notice delivered personally shall be deemed to be delivered when actually received.

15.3 The respective details for service of notices are:

Valiant North Sea Limited
8th Floor, Albion House
Chertsey Road
Working, Surrey GU21 6BD

Facsimile: +44 (0) 1483 776573

Attention: Exploration Manager

Petrofac Energy Developments Limited
4th Floor,
117 Jermyn Street,
London SW1Y 6HH

Facsimile: 020 7811 4936

Attention: Don Commercial Manager

Fox Energy Exploration Limited
64 Knightsbridge,
London, SW1X 7JF

Facsimile: 020 7590 9631

Attention: Richard Moore, CEO and Alex Craven, VP Finance

16 Miscellaneous

16.1 Each Party shall pay its own costs and expenses in relation to the preparation and execution of this Agreement, the Joint Operating Agreement and any further documentation contemplated hereby or executed pursuant hereto.

16.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing signed by or on behalf of the Party granting such waiver. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach, and the giving of any time or indulgence shall not constitute a waiver.

16.3 The illegality, invalidity or unenforceability of any provision of this Agreement or any part thereof shall not affect the legality, validity or enforceability of any other part thereof or of any other provision.

16.4 This Agreement together with the Schedules, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior negotiations, proposals, statements of intent, understandings and agreements relating to the subject matter hereof.

16.5 The terms and conditions of this Agreement may only be varied by an agreement in writing signed by an authorised representative of each of the Parties and specifically referring to this Agreement.

16.6 This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original.

17 Third Party Rights

17.1 Pursuant to the Contracts (Rights of Third Parties) Act 1999, the Parties agree that none of the terms of this Agreement shall be enforceable by any person who is not a Party to this Agreement.

18 Governing Law

18.1 This Agreement is governed by and shall be construed in accordance with the laws of England and the Parties hereby submit to the exclusive jurisdiction of the English courts.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by [●] ....

for and on behalf of Director

Valiant North Sea Limited

Signed by [●] ....

for and on behalf of Director

Petrofac Energy Developments Limited

Richard Hooke Alex Craven.

Signed by [●] ....

for and on behalf of Director

Fox Energy Exploration

SCHEDULE 1

Assignment Documents

Licence P.1379

1. Deed of Licence Assignment
2. Working Interest Assignment in respect of the 211/17 South Area (Valiant to Farminee)
3. Working Interest Assignment in respect of the 211/17 South Area (Petrofac to Farminee)
4. Novation and Amendment of Joint Operating Agreement